Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr.David Schwartz

Infeed Medica Corp.

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement ( amendment # 4 ) of Infeed Medica Corp. on Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated July 6, 2014, as of and for the periods ended December 31, 2013 and 2012 and from inception to December 31, 2013, and on our report dated January 26, 2015, as of and for the periods ending December 31, 2014 and 2013 and from inception to December 31, 2014. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

March 26, 2015